Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 29, 2006 accompanying the financial statements of Warrior Energy Services Corporation appearing in the 2005 Annual Report of Warrior Energy Services Corporation to its shareholders and accompanying schedules included in its Annual Report on Form 10-K for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.
/s/ Grant Thornton LLP
Houston, Texas
September 21, 2007